PROFIT PARTICIPATION AGREEMENT

BETWEEN

GREEN TECHNOLOGY SOLUTIONS, INC.
A NEVADA CORPORATION

AND
INTEGRATED SMART SOLUTIONS, INC.
A CALIFORNIA CORPORATION

PROFIT PARTICIPATION AGREEMENT

THIS PROFIT PARTICIPATION AGREEMENT (the “PPA”) is made as of the 29th day of January, 2011 by and between GREEN TECHNOLOGY SOLUTIONS, INC., a Nevada corporation, (“GTSI”), and INTEGRATED SMART SOLUTIONS, INC., (ISS), a California corporation located at 987 Haley Talbert Dr., Corona, CA 92881.

RECITALS:

WHEREAS, GTSI is in the business of identifying and developing new energy and technology solutions, and

WHEREAS, ISS is in the business of developing smart grid technologies;

AGREEMENT:

NOW, THEREFORE, in consideration of the above and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.           GTSI agrees to pay to ISS the sum of TEN THOUSAND DOLLARS AND NO/100 ($10,000) per month for SIX (6) months with the first payment to be made within five (5) days of the signing of this agreement by all parties and thereafter, each payment shall be due and payable of the 10th of each month following the initial payment.

2.           As consideration for GTSI’s payment outlined above to ISS, ISS has agreed to pay to GTSI, FIVE PERCENT (5%) of the NET PROFITS generated and realized by ISS.  As used herein, “NET PROFITS” shall be as defined by GAAP.

3.           The payment obligation to GTSI shall begin 30 days following ISS’s achieving net profit.

4.           If at any time, GTSI determines, at its sole discretion, that it is not in the best interest of the company to continue with this PPA, GTSI may immediately terminate this PPA and any obligation owed by GTSI for payments to ISS would end subject to the following:

a.           If GTSI terminates this PPA at any time after the initial payment but prior to the second payment, GTSI shall be eligible to receive profits from ISS on a pro-rata basis.  For example, payment of one-half of the payments outlined in # 1 above prior to termination would then obligate ISS to pay to GTSI 2.5% of the net profits.

b.           Notice of termination under this clause may be by facsimile, email, hand delivery, fed-ex or U.S. mail or any other method selected by GTSI as long as it is in writing.

5.           Payment:

a.           The Accounting.  Accounting regarding Net Profit shall be done on a quarterly basis.  Not less than thirty (30) business days after the close of each quarter, ISS shall complete and submit to GTSI, in a detailed Accounting (defined below), ISS’s best estimate of the profit participation amount due. As used herein, “Accounting” shall mean a report prepared by ISS showing in reasonable detail (including reasonable back-up documentation) the calculation of the PPA net payment.

b.           Simultaneous with the submission of the Accounting, ISS shall tender payment in full of the amount ISS’s calculation determined the Net Profit payment due.

6.           Resolution of Disputes:

a.           If GTSI objects to ISS’s Accounting and/or the Net Profit payment tendered by ISS, GTSI shall have thirty (30) business days from the receipt of the Accounting and payment within which to provide written notice via registered mail, to ISS of GTSI’s objection.

b.           Once GTSI places its written notice of objection in the mail, GTSI shall thereafter, negotiate the payment instrument.

c.           GTSI shall have the option to request from ISS any additional documentation or information needed for GTSI to determine the correct Net Profit payment due.  GTSI shall thereafter have sixty (60) days within which to perform its own Accounting and submit same to ISS for payment.  Unless ISS can demonstrate to GTSI the error in GTSI’s determination, ISS agrees to submit any additional payment due with the next scheduled quarterly payment.  Any credit amount due ISS shall be included in its next scheduled Accounting report.  All fees applicable under paragraphs 5.a and 5.b will also be applicable to this section.

d.           Failure by GTSI to timely object to ISS’s Accounting and/or the Net Profit payment does not mean GTSI forfeits any additional payment that may be due.  GTSI may raise the issue of ISS’s Accounting and/or Net Profit payment amount during the Year-End Accounting as described in 5.c above.

e.           If the parties do not agree to the Year-End Accounting and/or any additional Net Profit payment or credit due to either party, within thirty (30) days following the date the final Accounting is due:

i.           The objecting party shall obtain the services of an independent certified public accountant.  Both parties shall cooperate in providing all information requested by the accountant.  The accountant shall be limited solely to the determination of the final year-end Net Profit payment or credit due.

ii.           The accountant shall, within forty-five (45) days following his engagement reach a decision and notify each party.  The decision of the accountant shall be binding.  If the accountant determines an additional payment is due GTSI, ISS shall remit same within thirty (30) days following notice from the accountant.  All fees applicable under paragraphs 5.a and 5.b will also be applicable to this section, up to a period of ninety (90) days. If the accountant determines ISS has overpaid and is entitled to a credit, that credit amount shall be included in the next quarterly Accounting.

f.           If the objecting party fails to engage the services of an accountant within thirty (30) days following the date the final Accounting is due then that party shall be deemed to have waived its right to any objection and the final Accounting shall be considered as approved and agreed to by both parties.

7.           Financial Records.  ISS shall keep and maintain, or cause to be kept and maintained, accurate financial books and records with respect to the Accountings, Net Profit determination, manufacture and sale of biodiesel and/or any other documentation necessary to make the Accounting determinations outlined above. Such financial books and records shall include all supporting documentation relative to the quarterly and/or yearly accountings, and shall be maintained by ISS and made available to GTSI for two (2) years after the date on which the yearly Accounting is agreed to by the parties or made final by the terms of this agreement.

8.           Default and Remedies.

a.           Default. Each of the terms, conditions, covenants and provisions of this Agreement is a material consideration for this Agreement, the breach of which shall be deemed a default hereunder. Said default shall be deemed to have occurred if the defaulting party has not effected a cure within ten (10) days after a written notice from the other party specifying the default.

b.           Default Interest.   In the event of a default by ISS in the payment of any funds required to be paid by ISS hereunder, all amounts which remain unpaid for a period of ten (10) days from the date such payment is due hereunder, shall bear interest from the initial due date through the date actual payment is received by GTSI at a rate equal to the lesser of (i) TEN (10) percent or (ii) the maximum rate permitted under applicable law. The imposition or payment of such default interest shall not excuse any default.

c.           Remedies.   In the event of a default by either party hereunder, the non-defaulting party shall have all rights and remedies available to it at law or in equity. To the maximum extent permitted by law, all rights, options and remedies of GTSI contained in this Agreement, or under law, shall be cumulative, and no one remedy shall be exclusive of any other remedy, and GTSI shall have the right to pursue any one or all such remedies.

d.           No Continuing Waiver.   No waiver by a party of a breach of any of the terms, covenants or conditions of this Agreement by the other party shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by a party hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect default other than as specified in such waiver. The consent or approval by a party to or of any act by the other party requiring consent or approval, shall not be deemed to waive or render unnecessary the party’s consent or approval to or of any subsequent similar acts by the first party.

9.           Miscellaneous.

a.           Notices.   All notices or other communications required or permitted hereunder shall be in writing and personally delivered (including by means of professional messenger service) by nationally recognized overnight courier service, messenger service or registered or certified mail, postage prepaid, return receipt requested, via facsimile or electronic mail (email).   All written communications in accordance with the foregoing shall be deemed given (i) three (3) days after the date it is posted if sent by mail, or (ii) the date the overnight courier or personal delivery is made, or refused by the addressee, at the address set forth below, if delivered by 5:00 P.M., CST on a business day, or immediately if by confirmed facsimile or electronic mail.  If one party fails to provide the other party with a notice of change of address, then notice by the first party shall be deemed given if properly addressed with proper postage to the last known address.

b.           Interpretation; Governing Law. This Agreement shall be construed as if prepared by both parties.  Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. This Agreement shall be construed, interpreted and governed by the laws of the State of Texas.   The parties agree that any action or proceeding to enforce or relating to this Agreement, shall be brought exclusively in the federal or state courts located in Harris County, Texas, and the parties hereto consent to the exercise of personal jurisdiction over them by any such courts for purposes of any such action or proceeding.

c.           Severability.   If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, by a court of competent jurisdiction, the remainder of this Agreement and application of such provision to other circumstances, shall be interpreted so as best to reasonably effect the intent of the parties hereto.

d.           Performance of Acts on Business Days.  Unless specifically stated to the contrary, all references to days herein shall be deemed to refer to calendar days. In the event that the final date for payment of any amount or performance of any act hereunder falls on a Saturday, Sunday or holiday, such payment may be made or act performed on the next succeeding business day.

e.           Attorney Fees.   If either party files any action or brings any proceeding against the other arising out of this Agreement, whether or not such action or proceeding is prosecuted to judgment (“Action”), then:

i.           The unsuccessful party therein shall pay all costs incurred by the prevailing party therein, including reasonable attorneys’ fees and costs, court costs and reimbursements for any other expenses incurred in connection therewith, and

ii.           As a separate right, severable from any other rights set forth in this Agreement, the prevailing party therein shall be entitled to recover its reasonable attorneys’ fees and costs incurred in enforcing any judgment against the unsuccessful party therein, which right to recover post-judgment attorneys’ fees and costs shall be included in any such judgment. The right to recover post-judgment attorneys’ fees and costs shall (A) not be deemed waived if not included in any judgment, (B) survive the final judgment in any Action, and (C) not be deemed merged into such judgment. These rights and obligations shall survive the termination of this Agreement.

f.           Entire Agreement; Amendments.   This Agreement is intended by the parties to be the final expression of their agreement with respect to GTSI’s right to share in any profits from ISS and is intended as the complete and exclusive statement of the terms of the agreement with respect thereto between the parties. As such, this Agreement supersedes any prior understandings between the parties regarding the subject matter hereof, whether oral or written. Any amendments to this Agreement shall be in writing and shall be signed by all parties hereto.

g.           Assignment.   GTSI shall have the right to sell or assign its rights and obligations hereunder without the prior written consent of ISS.

h.           Headings; Cross-References; Exhibits. The headings and captions used in this Agreement are for convenience and ease of reference only and shall not be used to construe, interpret, expand or limit the terms of this Agreement.

i.           Counterparts. This Agreement may be executed in several original counterparts, each of which and all together will constitute this Agreement in its entirety.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

INTEGRATED SMART	GREEN TECHNOLOGY
SOLUTIONS, INC.	SOLUTIONS, INC.

/s/ Kenneth Matthews	/s/ John Shearer
KENNETH MATTHEWS, President	JOHN SHEARER, President